Exhibit 99.1

FOR IMMEDIATE RELEASE

Seitel Negotiating Amended Reorganization Plan

HOUSTON, TX, December 30, 2003 -- Seitel, Inc. (OTCBB: SEIEQ; TORONTO: OSL) ("Seitel" or the "Company") announced today that it is negotiating with the Official Committee of Equity Security Holders appointed in the Seitel Bankruptcy Case to file an amended plan of reorganization. If a definitive agreement is reached, the Company expects to file an amended plan and a related amended disclosure statement on or about January 14, 2004. The Bankruptcy Court has tentatively scheduled a hearing with respect to approval of the Company's amended disclosure statement on January 30, 2004.

It is currently contemplated that under the proposed amended plan, Seitel's pre-petition creditors would be paid in full in cash with post-petition interest. It is also intended that the amended plan of reorganization would provide each of Seitel's equity holders, as of a record date anticipated to be the effective date of the amended plan, the right to maintain its percentage equity ownership in Seitel (subject to dilution as set forth below) through the exercise of warrants to be issued to such equity holders. It is presently contemplated that the warrants would have an exercise price of $.60 per share, subject to adjustment in the event of a recapitalization of Seitel's common stock. The Company anticipates that the warrants will be exercisable by equity holders for a period of 30 days following Seitel's emergence from Chapter 11. If all such warrants were to be exercised in full, Seitel would receive $75 million in new equity capital. Equity holders who do not exercise their warrants will suffer approximately 84% dilution in their percentage equity ownership of Seitel.

Mellon HBV Alternative Strategies LLC ("Mellon") has agreed, subject to execution of a definitive commitment letter, to act as a standby purchaser for up to the entire $75 million of common stock to the extent any such warrants are not exercised by equity holders. Mellon presently holds approximately 8% of Seitel's common stock. If Mellon were to exercise its standby purchase commitment for all $75 million of common stock, it would own approximately 84% of the common stock of reorganized Seitel. For acting as the standby purchaser, Mellon would be issued an option to acquire up to an additional 10% of the fully diluted shares of common stock of reorganized Seitel, after giving effect to the exercise of the warrants. The exercise price of the option is presently anticipated to be $.72 per share, subject to adjustment in the event of a recapitalization of Seitel's common stock.

Fred S. Zeidman, Chairman of Seitel, noted that to provide the remaining funding of the amended plan, Seitel has been in discussions with debt financing sources who, without any commitment, have expressed confidence in their ability to raise $180 million of high yield debt financing. In addition, Seitel will use a portion of its cash on hand and also intends to seek senior debt exit facility financing to supplement its working capital following its emergence from Chapter 11.

Terms of the agreement are subject to approval by the Company's Board of Directors, and all of the proposed terms discussed above are subject to the execution of definitive documentation and such Board approval. Any amended plan will be subject to a vote by Seitel's equity holders and approval by the Bankruptcy Court.

There can be no assurance that the Company will file any such amended plan containing the terms set forth above or that, if filed, such plan will be confirmed by the Bankruptcy Court or become effective.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933, as amended (the "Securities Act"), or an applicable exemption from such registration. There shall not be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ABOUT SEITEL

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, licensing data from its library and creating new seismic surveys under multi-client projects. Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are potential changes in the terms of the proposed amended plan of reorganization, the failure of the Company's Board of Directors to approve such terms, the failure of the Company to file an amended plan of reorganization, the failure of the Bankruptcy Court to confirm the amended plan, or the failure of the amended plan to otherwise become effective, as well as other factors detailed in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge.